Exhibit 10.3

AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is dated as of April 16, 2007, between AXSYS TECHNOLOGIES IR SYSTEMS, INC. (“Seller”), and THE HAMPSHIRE GENERATIONAL FUND LLC. (“Purchaser”).

Seller and Purchaser entered into an Agreement of Purchase and Sale dated March 15, 2007 (herein the “Agreement”), pursuant to which Seller agreed to sell and convey to Purchaser, and Purchaser agreed to acquire from Seller, subject to the terms and conditions contained therein, certain real property located in Nashua, New Hampshire, more particularly set forth therein (the “Property”).  All capitalized terms used herein shall have the meaning specified in the Agreement.

Purchaser has advised Seller that Purchaser will assign the Agreement as of the Closing Date to Nashua-Suffolk 2007, LLC (“Suffolk”), as a 79% tenant-in-common, and to Nashua-Garrett 2007, LLC (“Garrett”) as a 21% tenant-in-common.

Seller and Purchaser now desire to amend the Agreement in the manner herein provided.

NOW THEREFORE, in consideration of the foregoing premises, the promises herein contained, and other good and valuable consideration, receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.             Pollution Legal Liability Insurance.  Seller agrees (i) on or before the Closing Date, to name Suffolk and Garrett as named insureds on that certain Pollution Legal Liability Select Policy issued by American International Specialty Lines Insurance Company, Policy No. PLS 1778481 (the “Policy”), and (ii) on or before the date that Purchaser advises Seller that Suffolk and Garrett are closing a mortgage loan encumbering the Property with Bear Stearns Commercial Mortgage, Inc. (“Lender”), to add Lender as a mortgagee insured on the Policy and to extend the term of the Policy such that the term thereof shall extend for a period of ten (10) years from the closing date of such mortgage loan.

2.             Alabama Agreement.  Seller and Purchaser agree that, notwithstanding Section 4.3 of the Agreement, the closing of title pursuant to the Alabama Agreement shall not be a condition of Closing under the Agreement.

3.             Waiver of Due Diligence Period.  In accordance with Section 5.8 of the Agreement, Purchaser hereby waives the balance of the Due Diligence Period and such Due Diligence Period is hereby deemed to have expired as of the date hereof.  Purchaser shall have no further right to terminate the Agreement in accordance with Section 5.8 of the Agreement, and the date of this Amendment shall be deemed to be the Diligence Termination Date for all purposes of the Agreement.

4.             Miscellaneous.  Except as amended hereby, all of the terms and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect.  This

Amendment shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.  This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of New Hampshire.  If there is any inconsistency between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall govern.  This Amendment may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first set forth above.

AXSYS TECHNOLOGIES IR SYSTEMS, INC.

By:	/s/ DAVID A. ALMEIDA
Name: David A. Almeida
Title: Treasurer

THE HAMPSHIRE GENERATIONAL FUND LLC.

By: Hampshire Partners II, LLC, its manager

	By:	/s/ ROBERT T. SMITH
Name: Robert T. Smith
Title: Senior Vice President